Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.001 par value per share, reserved for issuance under the Amended and Restated Plan	457(c), 457(h)	1,535,655	$5.10	$7,831,840.50	$0.00015310	$1,199.05
Total Offering Amounts			1,535,655		$7,831,840.50		$1,199.05
Total Fee Offsets							N/A
Net Fee Due							$1,199.05

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Skye Bioscience, Inc. Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price have been determined on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on October 31, 2024, which date is within five business days prior to filing this Registration Statement.